Exhibit 10.10
Execution Version
BBVA ADDITIONAL LETTER OF CREDIT FACILITY AGREEMENT
Solstice Advanced Materials Inc., a Delaware corporation (the “Borrower”) and Banco Bilbao Vizcaya Argentaria, S.A. New York Branch (the “Additional Facility Issuer”) hereby enter into the following letter of credit facility and reimbursement agreement (the “Additional BBVA Facility Agreement”) on October 29, 2025:
1.    Whereas
1.1    Reference is made to that certain Credit Agreement dated as of October 29, 2025 by and among the Borrower, the lenders and issuing banks from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).
1.2    This Additional BBVA Facility Agreement is a “Secured Additional Letter of Credit Facility Document”, as defined in the Credit Agreement. For the avoidance of doubt, to the extent any provision of the Credit Agreement incorporated herein by reference (or otherwise referred to herein) is amended or modified, then such amendments or modifications shall also amend or modify this Additional BBVA Facility Agreement mutatis mutandis (adapted to the character of this bilateral Additional BBVA Facility Agreement); provided that notwithstanding anything to the contrary herein, any reference to Applicable Rate or any other rate of interest under the Credit Agreement in this Additional BBVA Facility Agreement shall refer to the definition of “Applicable Rate” as it was in effect on the date hereof.
2.    Defined Terms
Capitalized terms used in this Additional BBVA Facility Agreement but not defined herein have the meanings set forth in the Credit Agreement unless the context requires otherwise. As used in this Additional BBVA Facility Agreement, the following terms have the meanings specified below:
“Alternative Currency” means Euros, Pounds Sterling and each other currency (other than U.S. Dollars) that is requested by the Borrower and approved by the Additional Facility Issuer.
“Additional Facility Amount” means an amount equal to USD $250,000,000.
“Additional Facility Disbursement” means honoring of a demand, drawing or other similar disbursement request by the Additional Facility Issuer pursuant to a Credit Support Instrument provided or issued hereunder.
“Additional Facility Maturity Date” means October 29, 2027 (or if such day is not a Business Day, the immediately preceding Business Day), as such date may be extended pursuant to Section 4.10.

“Credit Support Instrument Exposure” means, at any time, without duplication, the sum of (a) the aggregate amount of all Credit Support Instruments provided or issued hereunder that remains available for demand, drawing or other similar disbursement request at such time and (b) the aggregate amount of all Additional Facility Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. For all purposes of this Additional BBVA Facility Agreement, if on any date of determination, a Credit Support Instrument provided or issued hereunder has expired by its terms but any amount may still be demanded, drawn or similarly requested for disbursement thereunder (i) by reason of the operation of Rule 3.13 or 3.14 of the ISP, (ii) for any Credit Support Instrument provided or issued hereunder that is issued with the exclusion of Article 36 of the UCP, or (iii) for any other reason stated in the Credit Support Instrument extending the time for demands, drawings, or presentation, then such Credit Support Instrument provided or issued hereunder shall be deemed to be “outstanding” in the amount so remaining available to be demanded, drawn or similarly requested for disbursement. Unless otherwise specified herein, the amount of a Credit Support Instrument provided or issued hereunder at any time shall be deemed to be the stated amount of such Credit Support Instrument provided or issued hereunder in effect at such time; provided that, with respect to any Credit Support Instrument provided or issued hereunder that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Credit Support Instrument provided or issued hereunder shall be deemed to be the maximum stated amount of such Credit Support Instrument provided or issued hereunder after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Determination Date” means (a) the Effective Date, (b) the last Business Day of each calendar quarter, (c) each date (with such date to be reasonably determined by the Additional Facility Issuer) that is on or about the date of (i) the issuance of a Credit Support Instrument or (ii) a Reimbursement Date and (e) if an Event of Default has occurred and is continuing, any other Business Day as determined by the Additional Facility Issuer in its reasonable discretion.
“Effective Date” means the date the conditions set forth in Section 5.1 are satisfied or waived in accordance with this Additional BBVA Facility Agreement, which date is October 29, 2025.
“Exchange Rate” means the rate of exchange for the purchase of dollars with the applicable Alternative Currency last provided (either by publication or otherwise provided to the Additional Facility Issuer) by Reuters on the Business Day (New York City time) immediately preceding the Determination Date, or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Additional Facility Issuer in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Additional Facility Issuer using any method of determination it deems appropriate in its sole discretion).

“Specified Event of Default” means an Event of Default under Section 7.01(h) or (i) of the Credit Agreement that has been incorporated into this Additional BBVA Facility Agreement and applied mutatis mutandis.
3.    Interpretation; Currencies.
3.1    The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Additional BBVA Facility Agreement, mutatis mutandis.
3.2    Notwithstanding anything herein to the contrary, all provisions of the Credit Agreement that apply to this Additional BBVA Facility Agreement mutatis mutandis shall be deemed in this Additional BBVA Facility Agreement to apply as follows: (a) in each instance where the term “Lenders” appears in such provisions, such term shall instead be deemed to be to the Additional Facility Issuer only, (b) in each instance where the term “Issuing Bank” or “Issuing Banks” appears in such provisions, it shall be disregarded for purposes of this Additional BBVA Facility Agreement, (c) all references in such provisions to “Required Lenders” shall remain unchanged, (d) for provisions in the Credit Agreement incorporated by reference into this Additional BBVA Facility Agreement, in each instance where the term “Letter of Credit” appears in such provisions, such term shall instead be deemed to refer to “Credit Support Instrument”, and (e) where the provisions require any notice, report, certificate, financial statement or other deliverable to be delivered or furnished to the Administrative Agent, such delivery or furnishing to the Administrative Agent pursuant to the Credit Agreement shall be deemed to satisfy corresponding obligations hereunder.
3.3    On each Determination Date, the Additional Facility Issuer shall (x) determine the Exchange Rate as of such Determination Date with respect to each Alternative Currency, which shall be conclusive absent manifest error and (y) give notice thereof to the Borrower. The Exchange Rates so determined shall become effective (i) in the case of the initial Determination Date, on the Effective Date and (ii) in the case of each subsequent Determination Date, on the first Business Day immediately following such Determination Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Additional BBVA Facility Agreement be the Exchange Rates employed in converting amounts between Dollars and each applicable Alternative Currency.
4.    Terms of the Credit Support Instruments
4.1    General. Notwithstanding anything to the contrary in this Section 4.1, the Additional Facility Issuer hereby agrees to issue (or continue, as applicable) the Credit Support Instruments listed on Schedule I attached hereto on the terms set forth in this Additional BBVA Facility Agreement. Subject to the terms and conditions set forth herein, the Additional Facility Issuer agrees to consider the Borrower’s requests for guarantees and/or standby letters of credit, excluding any letter of credit that would (as determined by the Additional Facility Issuer in its sole discretion) be classified by the Board of Governors or any other applicable Governmental Authority as a trade or commercial letters of credit letter of credit (unless the Additional Facility Issuer agrees, in its sole discretion, to make available such letter of credit) (each such instrument referred to herein as a “Credit Support Instrument”) denominated in U.S. Dollars or an Alternative Currency for the Borrower’s own account (or for the account of any Subsidiary so long as (x) the Borrower is a joint and several co-applicant in respect of such Letter of Credit and (y) such Issuing Bank has completed its customary “know your client” procedures with respect to such Subsidiary), in a form reasonably acceptable to the Additional Facility Issuer that shall reflect the standard operating procedures of the Additional Facility Issuer, at any time and from time to time during the period from the date hereof until the Additional Facility Maturity Date. In the event of any inconsistency between, the terms and conditions of this Additional BBVA Facility Agreement and the terms and conditions of any form of bank guarantee or letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Additional Facility Issuer relating to any Credit Support Instrument issued under this Additional BBVA Facility Agreement the terms and conditions of this Additional BBVA Facility Agreement shall control. Without penalty or premium, with three (3) Business Days’ notice, the Borrower may terminate or reduce the Additional Facility Amount; provided that the Borrower shall not terminate or reduce the Additional Facility Amount if the Credit Support Instruments Exposure, after giving effect to any concurrent prepayment or cash collateralization, would exceed the Additional Facility Amount.
This Additional BBVA Facility Agreement is not a commitment to issue any Credit Support Instrument (other than those Credit Support Instruments listed in Schedule I) but rather sets forth the procedures to be used in connection with the Borrower’s requests for the Additional Facility Issuer to issue Credit Support Instruments hereunder on its own account or for any Subsidiary from time to time during the Issuance Period and, if any Issuing Bank issues any Credit Support Instrument hereunder, the Loan Parties’ obligations to such Issuing Bank with respect thereto. THE ADDITIONAL FACILITY ISSUER HAS NO COMMITMENT OR OBLIGATION TO ISSUE ANY CREDIT SUPPORT INSTRUMENT AND NOTHING IN THIS AGREEMENT SHALL BE INTERPRETED AS A PROMISE OR COMMITMENT BY THE ADDITIONAL FACILITY ISSUER TO ISSUE ANY ONE OR MORE CREDIT SUPPORT INSTRUMENT. THE DECISION WHETHER OR NOT TO ISSUE A CREDIT SUPPORT INSTRUMENT WILL BE MADE BY THE ADDITIONAL FACILITY ISSUER AT ITS SOLE AND COMPLETE DISCRETION. IF THE ADDITIONAL FACILITY ISSUER ISSUES ANY CREDIT SUPPORT INSTRUMENT UNDER THIS AGREEMENT, THE ADDITIONAL FACILITY ISSUER SHALL NOT BE COMMITTED TO ISSUE ANY OTHER CREDIT SUPPORT INSTRUMENT.
4.2    Issuance, Amendment, Renewal or Extension; Certain Conditions. To request the issuance of a Credit Support Instrument on the Borrower’s own account or for any Subsidiary (or the amendment, renewal or extension of an outstanding Credit Support Instrument), the Borrower shall deliver in writing by hand delivery, email or facsimile (or transmit by electronic communication) to the Additional Facility Issuer (by at least 2:00 p.m. Local Time, three (3) Business Days before the requested date of issuance, amendment, renewal or extension or such shorter period as the Additional Facility Issuer may agree) a notice requesting the issuance of a Credit Support Instrument, or identifying the Credit Support Instrument to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension, as the case may be (which shall be a Business Day), the date on which such Credit Support Instrument is to expire (which shall comply with Section 4.3 hereof), the amount and currency of such Credit Support Instrument, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend, as the case may be, such Credit Support Instrument. Each such notice shall be in the form of Exhibit A, appropriately completed (each, a “Credit Support Instrument Request”). If requested by the Additional Facility Issuer, the Borrower also shall submit an application on the Additional Facility Issuer’s standard form in connection with any request for a Credit Support Instrument. A Credit Support Instrument shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of any Credit Support Instrument the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the aggregate Credit Support Instrument Exposure shall not exceed the Additional Facility Amount. The ability to obtain Credit Support Instruments shall be fully revolving, and accordingly, Credit Support Instruments may be obtained to replace Credit Support Instruments that have expired or been terminated or that have been drawn upon and reimbursed.
4.3    Expiration Date. Each Credit Support Instrument shall expire at or prior to the close of business on (x) the earlier of (i) the date that is one year after the date of the issuance of such Credit Support Instrument (or, in the case of any extension thereof, the date to which it has been extended (not in excess of one year from the last applicable expiry date)) and (ii) the Additional Facility Maturity Date or (y) the date as otherwise agreed upon by the Borrower and the Additional Facility Issuer; provided that, if such expiry date is not a Business Day, such Credit Support Instrument shall expire at or prior to the close of business on the next succeeding Business Day; provided, further, that any Credit Support Instrument may, upon the request of the Borrower, include a provision whereby such Credit Support Instrument shall be renewed or extended automatically for additional consecutive periods of one year or less (but not beyond the Additional Facility Maturity Date, unless the Borrower complies with the immediately following proviso to this Section 4.3) unless the Additional Facility Issuer notifies the beneficiary thereof within the time period specified in such Credit Support Instrument or, if no such time period is specified, at least thirty (30) days prior to the then-applicable expiration date, that such Credit Support Instrument will not be renewed or extended; provided, further, that a Credit Support Instrument shall not be required to expire on the then current Additional Facility Maturity Date if such Credit Support Instrument is cash collateralized or backstopped pursuant to the first sentence in Section 4.8 hereof on the Additional Facility Maturity Date in an amount, by an institution and otherwise pursuant to arrangements, in each case reasonably acceptable to the Additional Facility Issuer; provided that if such Credit Support Instrument is cash collateralized or backstopped in an amount equal to 102% of the face amount of such Credit Support Instrument, such amount shall be deemed acceptable to the Additional Facility Issuer.
4.4    Reimbursement of Additional Facility Disbursements. If the Additional Facility Issuer shall make any Additional Facility Disbursement in respect of a Credit Support Instrument, the Borrower shall reimburse such Additional Facility Disbursement by paying to the Additional Facility Issuer an amount (in same day funds) equal to such

Additional Facility Disbursement not later than 4:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives notice of such Additional Facility Disbursement (the “Reimbursement Date”), together with accrued interest or fees thereon in accordance with Section 4.7 hereof. Each reimbursement of an Additional Facility Disbursement shall be denominated in the currency in which such Additional Facility Disbursement was made.
4.5    Obligations Absolute. The Borrower’s obligation to reimburse Additional Facility Disbursements as provided in Section 4.4 is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Additional BBVA Facility Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Credit Support Instrument, this Additional BBVA Facility Agreement or any other Loan Document, or any term or provision herein or therein, (ii) any exchange, change, waiver or release of any Collateral for, or any other Person’s guarantee of or other liability for, any of the Secured Obligations, (iii) the existence of any claim, set-off, defense or other right which the Borrower or the Additional Facility Issuer may have at any time against a beneficiary or any transferee of any Credit Support Instrument (or any Persons for whom any such transferee may be acting), or any other Person or against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one or more of its Subsidiaries and the beneficiary for which any Credit Support Instrument was procured), (iv) any draft or other document presented under a Credit Support Instrument proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (v) payment by the Additional Facility Issuer under a Credit Support Instrument against presentation of a draft or other document that does not comply strictly with the terms of such Credit Support Instrument (provided that the Borrower shall not be obligated to reimburse such Additional Facility Disbursements unless payment is made against presentation of a draft or other document that at least substantially complies with the terms of such Credit Support Instrument), (vi) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any of its subsidiaries; (vii) any breach hereof or any other Loan Document by any party hereto or thereto, (viii) the fact that an Event of Default or a Default shall have occurred and be continuing, or (ix) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 4, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. As between the Borrower and the Additional Facility Issuer, the Borrower assumes all risks of the acts and omissions of, or misuse of the Credit Support Instrument issued by the Additional Facility Issuer and the proceeds thereof, by the respective beneficiaries of such Credit Support Instrument or any assignees or transferees thereof. In furtherance and not in limitation of the foregoing, neither the Additional Facility Issuer nor any of its Related Parties shall have any liability or responsibility for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Credit Support Instrument, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged other than to confirm such documents comply with the terms of such Credit Support Instrument;

(ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Credit Support Instrument or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Credit Support Instrument to comply fully with any conditions required in order to draw upon such Credit Support Instrument; (iv) its honor of any presentation under a Credit Support Instrument that appears on its face to substantially comply with the terms and conditions of such Credit Support Instrument; (v) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Credit Support Instrument (including any document required to make a drawing thereunder); (vi) errors in interpretation of technical terms; (vii) any loss or delay in the transmission of any document required in order to make a drawing under any such Credit Support Instrument; (viii) the misapplication by the beneficiary of any such Credit Support Instrument of the proceeds of any drawing under such Credit Support Instrument; or (ix) any consequences arising from causes beyond the control of the Additional Facility Issuer, including any act by a Governmental Authority and fluctuation in currency exchange rates. None of the above shall affect or impair, or prevent the vesting of, any of the Additional Facility Issuer’s rights or powers hereunder or place the Additional Facility Issuer under any liability to the Borrower or any other Person. Notwithstanding the foregoing, none of the above shall be construed to excuse the Additional Facility Issuer from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential, incidental, exemplary or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Requirements of Law) suffered by the Borrower that are caused by the Additional Facility Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Credit Support Instrument comply with the terms thereof. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Credit Support Instrument, the Additional Facility Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if (notwithstanding the appearance of substantial compliance) such documents are not in strict compliance with the terms of such Credit Support Instrument, and any such acceptance or refusal shall be deemed not to constitute bad faith, gross negligence or willful misconduct.
4.6    Disbursement Procedures. The Additional Facility Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Credit Support Instrument. The Additional Facility Issuer shall promptly notify the Borrower by telephone (to be confirmed in writing) or in writing by hand delivery, facsimile or other electronic transmission of such demand for payment and whether the Additional Facility Issuer has made or will make an Additional Facility Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligations to reimburse the Additional Facility Issuer with respect to any such Additional Facility Disbursement in accordance with Section 4.4.

4.7    Interim Interest. If the Additional Facility Issuer shall make any Additional Facility Disbursement, then, unless the Borrower shall reimburse such Additional Facility Disbursement in full on the date such Additional Facility Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Additional Facility Disbursement is made to but excluding the date that the Borrower reimburses such Additional Facility Disbursement, at the rate per annum then applicable to ABR Revolving Loans or, if such Additional Facility Disbursement is not denominated in dollars, at a rate per annum determined by the Additional Facility Issuer (which determination will be conclusive absent manifest error) to represent its cost of funds plus the Applicable Rate used to determine interest applicable to Term Benchmark Revolving Loans; provided that, if the Borrower fails to reimburse such Additional Facility Disbursement when due pursuant to Section 4.4, then in lieu of the interest described above, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% per annum plus the rate applicable to ABR Revolving Loans; provided further that no amounts shall accrue pursuant to this Section 4.7 so long as the Additional Facility Issuer is a Defaulting Lender.
4.8    Cash Collateralization of Credit Support Instruments. If (i) effective immediately, without demand or other notice of any kind, as of any expiration date of a Credit Support Instrument, such Credit Support Instrument may for any reason remain outstanding and partially or wholly undrawn, (ii) effective immediately, without demand or other notice of any kind, as of the occurrence of any Event of Default under paragraph (h) or (i) of Section 7.01 of the Credit Agreement that has been incorporated into this Additional BBVA Facility Agreement and applied mutatis mutandis, or (iii) any Event of Default shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Additional Facility Issuer demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with a depositary bank that is the Additional Facility Issuer or a banking institution reasonably satisfactory to the Additional Facility Issuer, for the benefit of the Additional Facility Issuer, an amount of cash in dollars or an Alternative Currency equal to the Credit Support Instruments Exposure as of such date plus any accrued and unpaid interest thereon. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Additional Facility Issuer in Permitted Investments and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Notwithstanding anything to the contrary set forth in this Additional BBVA Facility Agreement, moneys in such account shall be applied by the Additional Facility Issuer first to reimburse the Additional Facility Issuer for Additional Facility Disbursements for which it has not been reimbursed and, to the extent not so applied, the balance shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Additional Facility Exposure at such time. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days of request for such return after all Events of Default have been cured or waived.

4.9    Applicability of ISP and UCP. Unless otherwise expressly agreed by the Additional Facility Issuer and the Borrower when a Credit Support Instrument is issued or when it is amended with the consent of the beneficiary thereof, (i) the rules of the ISP shall apply to each standby letter of credit, and (ii) the rules of the UCP shall apply to each commercial letter of credit. Notwithstanding the foregoing, the Additional Facility Issuer shall not be responsible to the Borrower for, and the Additional Facility Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Additional Facility Issuer required or not prohibited under any law, order or practice that is required or not prohibited to be applied to any Credit Support Instrument or this Additional BBVA Facility Agreement, including the applicable law or any order of any Governmental Authority in a jurisdiction where the Additional Facility Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Credit Support Instrument chooses such law or practice.
4.10    Extensions of Maturity Date. The Borrower may, by written notice to the Additional Facility Issuer (each an “Extension Request”) given on any date no later than thirty (30) days prior to the then existing Additional Facility Maturity Date (the “Existing Maturity Date”), request that the Additional Facility Issuer extend the Existing Maturity Date by an additional 364 days, and the Additional Facility Maturity Date shall be so extended upon the written consent of the Additional Facility Issuer prior to the then current Existing Maturity Date.
5.    Conditions of Utilization.
5.1    This Additional BBVA Facility Agreement shall not become effective unless each of the conditions precedent as set out in Section 4.01 (Conditions; Effective Date) of the Credit Agreement has been satisfied (or waived pursuant to Section 9.02 thereof). For purposes of determining whether the conditions set forth in Section 4.01 of the Credit Agreement have been satisfied, by releasing its signature page hereto, the Additional Facility Issuer shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required thereunder to be consented to or approved by, or acceptable or satisfactory to the Additional Facility Issuer.
5.2    After the Effective Date, the issuance, amendment, renewal or extension of any Credit Support Instrument pursuant to Section 4.1 is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:
(a)    The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or in the case of representations and warranties qualified as to materiality or Material Adverse Effect, in all respects) on and as of the date of issuance, amendment, renewal or extension of such Credit Support Instrument, as the case may be except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects (or in the case of representations and warranties qualified as to materiality or Material Adverse Effect, in all respects) as of such earlier date.

(b)    At the time of and immediately after giving effect to the issuance, amendment, renewal or extension of such Credit Support Instrument, as the case may be, no Default or Event of Default shall have occurred and be continuing.
6.    Fees.
6.1    The Borrower agrees to pay to the Additional Facility Issuer a maintenance fee in the amount set forth in Schedule II attached hereto. The maintenance fee accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Effective Date; provided that such fee shall be payable on the date on which the Additional Facility Amount terminates and the fee accruing after the date on which the Additional Facility Amount terminates shall be payable on demand. The maintenance fee shall be computed on the basis of a year of 365 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). If the Additional Facility Issuer is a Defaulting Lender, it shall not be entitled to receive or accrue any maintenance fee pursuant to this Section 6.1 for any period during which the Additional Facility Issuer is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to be paid to the Additional Facility Issuer).
6.2    The Borrower agrees to pay to the Additional Facility Issuer the Additional Facility Issuer’s standard fees with respect to the issuance, amendment, renewal or extension of any Credit Support Instrument or processing of drawings thereunder, plus the charges and expenses, if any, of any person relating to the advising, confirming, negotiating, paying, collection, correspondent or similar act with respect to any Credit Support Instrument. Any such fees payable to the Additional Facility Issuer pursuant to this Section 6.2 shall be payable within 10 days after demand.
6.3    For the avoidance of doubt, the Additional Facility Issuer shall not be entitled to any other fees (including any fronting fees) set out in the Credit Agreement or the other Loan Documents with respect to the Additional Facility Amount under this Additional BBVA Facility Agreement.
7.    Increased Costs, Taxes, Mitigation Obligations. Section 2.15 (Increased Costs), Section 2.17 (Taxes) and Section 2.19 (Mitigation Obligations; Replacement of Lenders) of the Credit Agreement shall apply mutatis mutandis as if such clauses were set out expressly in this Additional BBVA Facility Agreement (adopted to the character of this bilateral Additional BBVA Facility Agreement).
8.    Representations and Warranties, Affirmative Covenants: The provisions of Articles III (Representations and Warranties) and Article V (Affirmative Covenants) of the Credit Agreement shall apply mutatis mutandis as if such clauses were set out expressly in this Additional BBVA Facility Agreement (adopted to the character of this bilateral Additional BBVA Facility Agreement).

9.    Events of Default: For purposes of this Additional BBVA Facility Agreement, “Event of Default” shall mean the occurrence of any of the following events:
(a)    the Borrower shall fail to make any payment (whether of principal, interest, premium or otherwise and regardless of amount) in respect of the Credit Agreement or any other Material Indebtedness when and as the same shall become due and payable (after giving effect to any applicable grace period under the documentation representing such Material Indebtedness) (for the purposes of this Additional BBVA Facility Agreement, “Material Indebtedness” shall exclude obligations under any Swap Agreement);
(b)    any event or condition occurs that results in the Credit Agreement or any other Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity or that enables or permits (with all applicable grace periods in respect of such event or condition under the documentation representing such Material Indebtedness having expired); the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to terminate or require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to (x) any secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (y) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01 of the Credit Agreement that constitutes Material Indebtedness (it being understood that clause (i) of this Section 9 will apply to any failure to make any payment required as a result of such termination or similar event);
(c)    failure to pay any reimbursement obligation in respect of any Additional Facility Disbursement or to pay any interest or fees in respect of this Additional BBVA Facility Agreement, in each case, within three (3) Business Days as the same shall become due and payable;
(d)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in this Additional BBVA Facility Agreement shall prove to have been incorrect in any material respect when made or deemed made and, to the extent capable of being cured, such incorrect representation or warranty shall remain incorrect for a period of 30 days following written notice thereof from the Additional Facility Issuer to the Borrower; or
(e)    the Borrower shall default in the performance or observance of its obligations under Section 11.1 of this Additional BBVA Facility Agreement.
Upon and at any time after the occurrence of an Event of Default which is continuing, the Additional Facility Issuer may by notice to the Borrower: (i) reduce (including to $0) the Facility Amount hereunder, whereupon this Additional Facility shall immediately be wholly or partly cancelled; and/or (ii) demand that the Borrower deposit cash collateral as contemplated by Section 4.8 in the aggregate Credit Support Instrument Exposure of all outstanding Credit Support Instruments and, thereupon, the Credit Support Instrument Exposure of all outstanding

Credit Support Instruments so declared to be due and payable, together with accrued fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
10.    Miscellaneous.
10.1    Amendments, Modifications, Waivers.
This Additional BBVA Facility Agreement may not be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Additional Facility Issuer. Notwithstanding anything to the contrary herein or in any other Loan Document (including Section 9.02 (Waivers; Amendments) of the Credit Agreement), no amendment or waiver of any term of this Additional BBVA Facility Agreement shall require the consent of any Lender or other Secured Party other than the Additional Facility Issuer (and each assignee and Participant, to the extent set forth in Section 10.3 hereof), except to the extent that such amendment or waiver otherwise gives rise to a matter that would require an amendment of or waiver under the Credit Agreement, in which case the provisions of Section 9.02 (Waivers; Amendments) shall apply thereto.
10.2    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax (to the extent fax information is provided below) or other electronic transmission, as follows:
If to the Borrower:
Solstice Advanced Materials Inc.
115 Tabor Road, Morris Plains, New Jersey 07950
Attention: Matthew Giordano; Jay Shah
Email: [reserved]
With a copy (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Amy R. Shapiro, Esq.
Telephone: [***]
Email: [***]
If to the Additional Facility Issuer:
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch
Corporate & Investment Banking

Two Manhattan West, 375 9th Avenue, 8th Floor, New York, NY 10001
Attention: Trade Finance Department
Telephone: [***]
Email: [***]
With a copy to: [reserved]
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Additional Facility Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Additional Facility Issuer.
Unless the Additional Facility Issuer otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient,.
(c)    Change of Address, Etc. The Borrower and the Additional Facility Issuer may change its address, electronic mail address, fax or telephone number, if applicable, for notices and other communications or website hereunder by notice to the other parties hereto.
10.3    Successors and Assigns.
(a)    The provisions of this Additional BBVA Facility Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Additional Facility Issuer), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Additional Facility Issuer (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming the Additional Facility Issuer hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) the Additional Facility Issuer may not assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.3. Nothing in this Additional BBVA Facility Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Additional BBVA Facility Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, the Additional Facility Issuer may assign to one or more eligible assignees all of its rights and obligations under this Additional BBVA Facility Agreement with the prior written consent (such consent (except with respect to assignments to Disqualified Institutions) not to be unreasonably withheld or delayed) of the Borrower; provided that no consent of the Borrower shall be required for an assignment (x) to an Affiliate of the Additional Facility Issuer or (y) if a Specified Event of Default has occurred and is continuing (other than with respect to any assignment to a Disqualified Lender or an Affiliate of a Disqualified Lender); provided further that no assignee contemplated by the immediately preceding proviso shall be entitled to receive any greater payment under Section 2.15 or Section 2.17 of the Credit Agreement than the applicable assignor would have been entitled to receive with respect to the assignment made to such assignee, unless the assignment to such assignee is made with the Borrower’s prior written consent; provided further that the Borrower shall have the right to withhold its consent to any assignment if in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority.
(ii)    The parties to each assignment shall execute an assignment and assumption substantially in the form of Exhibit B (each such assignment and assumption, an “Assignment and Assumption”) and such Assignment and Assumption shall include a representation by the assignee that the assignee is not a Disqualified Lender or an Affiliate of a Disqualified Lender.
(iii)    From and after the effective date specified in each Assignment and Assumption, the assignee shall have the rights and obligations of the Additional Facility Issuer under this Additional BBVA Facility Agreement, and the assigning Additional Facility Issuer shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Section 7 hereof and to any fees payable hereunder that have accrued for the Additional Facility Issuer’s account but have not yet been paid.
(iv)    The Additional Facility Issuer, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption a register for the recordation of the names and addresses of, and the Additional Facility Disbursements owing to, each assignee of the rights and obligations of the Additional Facility Issuer pursuant to the terms hereof from time to time, (the “Register”). The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purposes of this Additional BBVA Facility Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    The Additional Facility Issuer may, without the consent of the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Additional BBVA Facility Agreement to secure obligations of the Additional Facility Issuer, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section 10.3 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release the Additional Facility Issuer from any of its obligations hereunder or substitute any such pledgee or assignee for the Additional Facility Issuer as a party hereto.
(d)    In the event that the Additional Facility Issuer is a Defaulting Lender and assigns its interest hereunder, the assignee of such interest shall be deemed a Defaulting Lender for all purposes of this Additional BBVA Facility Agreement until such assignee is no longer deemed a Defaulting Lender under the Credit Agreement pursuant to its terms.
(e)    Notwithstanding the foregoing, no assignment may be made to a Disqualified Lender without the prior written consent of the Borrower; provided further that inclusion on the list of Disqualified Lenders shall not apply retroactively to disqualify any persons that have previously acquired an assignment if such person was not included on the list of Disqualified Lenders at the time of such assignment. Notwithstanding anything contained in this Additional BBVA Facility Agreement to the contrary, if any Additional Facility Issuer was a Disqualified Lender at the time of the assignment, following written notice from the Borrower to such Additional Facility Issuer, such Additional Facility Issuer shall promptly assign all rights and obligations held by such Additional Facility Issuer to an eligible assignee; provided that the Borrower shall not have any obligation to such Disqualified Lender or any other Person to find such an eligible assignee or accept or consent to any such assignment to itself or any other Person.
(f)    (i) The Additional Facility Issuer may, without the consent of the Borrower, sell participations to one or more banks or other Persons (other than to a Person that is not an eligible assignee) (a “Participant”) in all or a portion of the Additional Facility Issuer’s rights and obligations under this Additional BBVA Facility Agreement (including all or a portion of its Credit Support Instrument Exposure and the Credit Support Instruments owing to it); provided that (A) the Additional Facility Issuer’s obligations under this Additional BBVA Facility Agreement shall remain unchanged, (B) the Additional Facility Issuer shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower shall continue to deal solely and directly with the Additional Facility Issuer in connection with Additional Facility Issuer’s rights and obligations under this Additional BBVA Facility Agreement. Any agreement or instrument pursuant to which the Additional Facility Issuer sells such a participation shall provide that the Additional Facility Issuer shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Additional BBVA Facility Agreement; provided that such agreement or instrument may provide that the Additional Facility Issuer will not, without the consent of the Participant, agree to any amendment, modification or waiver except for any amendment, modification or waiver that (i) increases the Credit Support Instrument Exposure of any Participant, without the written consent of such Participant, (ii) reduces the principal amount of any Credit Support Instrument or reduces the reimbursement obligations of the Borrower for the Credit Support Instrument Exposure at such time (it being understood that a waiver of any Default or Event of Default shall not constitute a reduction or forgiveness of principal) or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Participant directly and adversely affected thereby, (iii) postpone the Additional Facility Maturity Date or the reimbursement date with respect to any Credit Support Instrument, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waiver or excuse any such payment, without the written consent of each Participant directly and adversely affected hereby, (iv) release all or substantially all of the value of the Guarantees under the Guarantee Agreement without the written consent of each such Participant and (v) release all or substantially all the Collateral from the Liens of the Security Documents without the written consent of each such Participant.
(ii)    The Additional Facility Issuer shall, solely for the purpose of selling a participation, act as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Credit Support Instruments or other obligations under this Additional BBVA Facility Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and the parties hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Additional BBVA Facility Agreement notwithstanding any notice to the contrary. The Additional Facility Issuer shall not have any obligation to disclose all or any portion of its Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Credit Support Instrument Exposure, Credit Support Instruments or other obligations hereunder) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any Credit Support Instrument or other obligation hereunder is in registered form for U.S. federal income tax purposes.
(iii)    A Participant shall not be entitled to receive any greater payment than the Additional Facility Issuer would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
10.4    Survival.
All covenants, agreements, representations and warranties made by the Loan Parties in this Additional BBVA Facility Agreement and in the certificates or other instruments delivered in connection with or pursuant to this Additional BBVA Facility Agreement shall survive the execution and delivery of this Additional BBVA Facility Agreement and the issuance of any Credit Support Instruments, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Additional Facility Issuer may have had notice or knowledge of any Default or incorrect representation or warranty at the time this Agreement is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect until the Additional Facility Maturity Date. The provisions of Section 7 and Sections 10.7, 10.8, 10.10 and 10.11 hereof shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the expiration or termination of the Credit Support Instruments or the termination of this Additional BBVA Facility Agreement or any provision hereof.
10.5    Counterparts; Integration; Effectiveness.
This Additional BBVA Facility Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Additional BBVA Facility Agreement and any separate letter agreements with respect to fees payable to the Additional Facility Issuer constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1 hereof, this Additional BBVA Facility Agreement shall become effective when it shall have been executed by the Additional Facility Issuer and when the Additional Facility Issuer shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Additional BBVA Facility Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Additional BBVA Facility Agreement by facsimile transmission or other electronic transmission (e.g., a “.pdf” or “.tif” file) shall be effective as delivery of a manually executed counterpart hereof. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall be deemed to include electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act. To the extent the Additional Facility Issuer has agreed to accept any electronic signature, the Additional Facility Issuer shall be entitled to rely on such electronic signature purportedly given by or on behalf of, the Borrower or any other party without further verification thereof and without any obligation to review the appearance or form of any such electronic signature.
10.6    Severability.
Any provision of this Additional BBVA Facility Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
10.7    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Additional BBVA Facility Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise and whether at law or in equity) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b)    The Borrower irrevocably and unconditionally agrees that it will not, and will not permit any controlled Subsidiary to, commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Additional Facility Issuer of any of the foregoing in any way relating to this Additional BBVA Facility Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding shall be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Additional BBVA Facility Agreement shall affect any right that the Additional Facility Issuer may otherwise have to bring any action, litigation or proceeding relating to this Additional BBVA Facility Agreement against the Borrower or any of its properties in the courts of any jurisdiction.
(c)    Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Additional BBVA Facility Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 10.7. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Additional BBVA Facility Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Additional BBVA Facility Agreement will affect the right of any party to this Additional BBVA Facility Agreement to serve process in any other manner permitted by law.
10.8    Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY

ARISING OUT OF OR RELATING TO THIS ADDITIONAL BBVA FACILITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY WHETHER AT LAW OR IN EQUITY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS ADDITIONAL BBVA FACILITY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.
10.9    Headings.
Article and Section headings used herein are for convenience of reference only, are not part of this Additional BBVA Facility Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Additional BBVA Facility Agreement.
10.10    Confidentiality.
Section 9.12 (Confidentiality) of the Credit Agreement shall apply mutatis mutandis as if such clauses were set out expressly in this Additional BBVA Facility Agreement (adopted to the character of this bilateral Additional BBVA Facility Agreement).
10.11    Indemnity and Expenses.
Section 9.03 (Expenses; Indemnity; Damage Waiver) of the Credit Agreement shall apply mutatis mutandis as if such clauses were set out expressly in this Additional BBVA Facility Agreement (adopted to the character of this bilateral Additional BBVA Facility Agreement).
10.12    Bail in.
Section 9.18 (Acknowledgement and Consent to Bail-In of Affected Financial Institutions) of the Credit Agreement shall apply mutatis mutandis as if such clauses were set out expressly in this Additional BBVA Facility Agreement (adopted to the character of this bilateral Additional BBVA Facility Agreement).
11.    Collateral Matters.
11.1    Collateral and Guarantee Maintenance.
(a)    If all obligations under the Loan Documents and all security interests under the Security Documents are automatically released pursuant to the second sentence of Section 9.14(d) of the Credit Agreement, and at such time any Credit Support Instruments remain outstanding under this Additional BBVA Facility Agreement, then the Borrower shall, prior to or substantially concurrently with such termination and release (the “Replacement Date”), at the Borrower's option (and in the cases of clauses (ii) and (iii), subject to the Additional Facility Issuer’s reasonable consent), either:

(i)    cash collateralize or backstop each Credit Support Instrument outstanding pursuant to the first sentence in Section 4.8; or
(ii)    deliver to the Additional Facility Issuer guarantee and collateral documents (collectively, the “Replacement Collateral Documents”) that (A) provide Guarantees from the same Guarantors as guaranteed the Obligations under the Credit Agreement immediately prior to its termination, on substantially the same terms; (B) grant security interests in substantially the same Collateral securing the Obligations under the Credit Agreement immediately prior to its termination; (C) provide the Additional Facility Issuer with substantially the same rights, remedies, and priorities (including representations and warranties, affirmative covenants and negative covenants) as were provided to the Lenders under the Loan Documents immediately prior to the termination of the Credit Agreement; and (D) are otherwise in form and substance reasonably satisfactory to the Additional Facility Issuer; provided that the Borrower's obligation under this Section 11.1(a)(ii) shall be deemed satisfied upon the Additional Facility Issuer's execution of the Replacement Collateral Document, which execution the Additional Facility Issuer agrees shall not be unreasonably withheld, conditioned or delayed; provided that the Borrower may deliver the Replacement Collateral Documents up to sixty (60) days (or such longer period as the Additional Facility Issuer may agree) following the Replacement Date, so long as the Borrower deposits cash collateral in a manner consistent with Section 4.8 in the aggregate Credit Support Instrument Exposure of all outstanding Credit Support Instruments on the Replacement Date and maintains such deposit until the Replacement Collateral Documents are executed; provided, further, that to the extent that substantially concurrently with the Replacement Date, any Collateral or Guarantees, pursuant to a transaction or otherwise, would be permitted to be released or would be automatically released under the Credit Agreement (assuming such Credit Agreement were in effect), such Collateral and such Guarantees shall not be required to be included in or provided under the Replacement Collateral Document; or
(iii)    cause the Additional Facility Issuer to become a “secured party” (or equivalent term) under any credit facility that provides substantially the same collateral and guarantee support and rights, remedies, and priorities (including representations and warranties, affirmative covenants and negative covenants) as were provided to the Lenders under the Loan Documents or on market terms at the time such credit facility is entered into (or as otherwise reasonably satisfactory to the Additional Facility Issuer), to that which existed under the Credit Agreement at the time of termination.
(b)    The Additional Facility Issuer agrees to reasonably cooperate with the Borrower in connection with the preparation, execution, and perfection of any Replacement Collateral

Documents, including executing such documents and taking such actions as are reasonably necessary to perfect security interests granted thereunder.
(c)    The Replacement Collateral Documents shall be subject to customary intercreditor arrangements (including by joinder of the Additional Facility Issuer to any Acceptable Intercreditor Agreements) if the Borrower has other secured Indebtedness outstanding at the time of delivery and the Additional Facility Issuer agrees to reasonably cooperate with the Borrower in connection with the preparation, negotiation and execution thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Additional BBVA Facility Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
SOLSTICE ADVANCED MATERIALS INC.

By:	/s/ Thilo Huber
Name:	Thilo Huber
Title:	Treasurer
[Signature Page to Additional BBVA Facility Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA,
S.A. NEW YORK BRANCH

By:	/s/ Maria Galvez Penttinen
Name:	Maria Galvez Penttinen
Title:	Executive Director GTF

By:	/s/ Armen Semizian
Name:	Armen Semizian
Title:	Managing Director
[Signature Page to Additional BBVA Facility Agreement]

EXHIBIT A
Form of Credit Support Instrument Request
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch
Corporate & Investment Banking
as Additional Facility Issuer
Two Manhattan West, 375 9th Avenue, 8th Floor, New York, NY 10001
Telephone: 212-728-1725
Attention: Trade Finance Department
Email: [reserved]
With a copy to: [reserved]
[_] 20[_]1
Ladies and Gentlemen:
The undersigned hereby refers to the Additional BBVA Facility Agreement dated as of October 29, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Additional BBVA Facility Agreement”), by and among Solstice Advanced Materials Inc., a Delaware Corporation (the “Borrower”) and Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, as Additional Facility Issuer (the “Additional Facility Issuer”). Unless otherwise defined herein, all capitalized terms used herein and defined in Additional BBVA Facility Agreement.
We hereby request that the Additional Facility Issuer, in its individual capacity, [issue / amend / renew] / extend] [a/an] [existing] [Demand Guarantee] [[Letter of Credit] on [●]2 (the “Applicable Date”), which [Demand Guarantee / Letter of Credit] shall be in the aggregate amount of [●]3 and shall be for the account of [●]4. The beneficiary of the requested [Demand Guarantee / Letter of Credit] is [●]5, and such [Demand Guarantee / Letter of Credit] will have a stated expiration date of [●]6.
[Such Letter of Credit is a [performance][EPA or workers compensation-related][financial] letter of credit.]
1    Must be delivered to the Additional Facility Issuer by at least 2:00 p.m. Local Time, three (3) Business Days in advance of the requested date of issuance, amendment, extension or renewal or such shorter period as the Additional Facility Issuer may agree.
2    Insert date of issuance, which must be a Business Day.
3    Insert aggregate initial amount and currency of Demand Guarantee / Letter of Credit.
4    Insert name of account party.
5    Insert name and address of beneficiary.
6    Date may not be later than the Additional Facility Maturity Date (unless cash collateralized or backstopped pursuant to the terms of the Additional BBVA Facility Agreement.

We hereby certify that:
(A)    the representations and warranties of the Loan Parties set forth in the Loan Documents are true and correct in all material respects on and as of the Applicable Date with the same effect as though such representations and warranties had been made on and as of the Applicable Date; provided that to the extent that a representation and warranty specifically refers to an earlier date, it is true and correct in all material respects as of such earlier date; provided further that to the extent any representation and warranty is qualified as to “materiality,” “Material Adverse Effect” or similar language, it shall be true and correct in all respects on the Applicable Date or on such earlier date, as the case may be; [and]
(B)    as of the Applicable Date and immediately after giving effect to the requested issuance, amendment renewal or extension of such [Demand Guarantee / Letter of Credit], no Default or Event of Default exists; [and]
(C)    [such account party is a Subsidiary].7
[Signature Page Follows]
7    To be included if the Demand Guarantee / Letter of Credit is being issued to an entity other that Solstice Advanced Materials Inc.

SOLSTICE ADVANCED MATERIALS INC.

Name:
Title:

EXHIBIT B
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). It is understood and agreed that the rights and obligations of the Assignor and the Assignee hereunder are several and not joint. Capitalized terms used but not defined herein shall have the meanings given to them in the Additional BBVA Facility Agreement identified below (the “Additional BBVA Facility Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex A attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Additional BBVA Facility Agreement, as of the Effective Date inserted by the Assignor as contemplated below (i) 100% of the Assignor’s rights and obligations in its capacity as Additional Facility Issuer under the Additional BBVA Facility Agreement and any other documents or instruments delivered pursuant thereto and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as the Additional Facility Issuer) against any Person, whether known or unknown, arising under or in connection with the Additional BBVA Facility Agreement, any other documents or instruments delivered pursuant thereto or the transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[Assignor Name] [and is a Defaulting Lender]

2.	Assignee:	[Assignee Name]
[and is an Affiliate of [Additional Facility Issuer Name]
[and is not a Disqualified Lender]

Assignee is an Affiliated Lender: [yes] [no]

3.	Borrower:	Solstice Advanced Materials Inc.

4.	Additional BBVA Facility Agreement:	The Additional BBVA Facility Agreement, dated as of October 29, 2025, between the Borrower and Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, as amended,

amended and restated, supplemented or otherwise modified from time to time.

5.    Effective Date:8        ____________, 20__
8    To be inserted by Assignor and which shall be the effective date of recordation of transfer in the register therefor.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:
[NAME OF ASSIGNOR]
By:
Name:
Title:
ASSIGNEE:
[NAME OF ASSIGNEE]
By:
Name:
Title:

[Consented to:]9
SOLSTICE ADVANCED MATERIALS INC.

By:
Name:
Title:
9    To be added only if the consent of the Borrower is required by the terms of the Additional BBVA Facility Agreement.

ANNEX A
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it [is] [is not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Additional BBVA Facility Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Additional BBVA Facility Agreement or the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Additional BBVA Facility Agreement any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Additional BBVA Facility Agreement or any Loan Document.
1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Additional BBVA Facility Agreement, (ii) it meets all the requirements to be an assignee under Section 10.3 of the Additional BBVA Facility Agreement (subject to such consents, if any, as may be required under the Additional BBVA Facility Agreement) and is not a Disqualified Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Additional BBVA Facility Agreement as the Additional Facility Issuer thereunder and, to the extent of the Assigned Interest, shall have the obligations of the Additional Facility Issuer thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Additional BBVA Facility Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8 thereof, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has independently and without reliance upon the Assignor and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) if it is not a United States person, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Additional BBVA Facility Agreement, duly completed and executed by the Assignee and (viii) if it is an Affiliated Lender, it has indicated its status as such in the space provided on the first page of the Assignment and Assumption; and (b) agrees that (i) it will, independently and without reliance on the Assignor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action
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under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Additional BBVA Facility Agreement and the other Loan Documents are required to be performed by it as the Additional Facility Issuer.
2.    Payments. From and after the Effective Date referred to in this Assignment and Assumption, the Borrower shall make all payments in respect of the Assigned Interest (including payments of fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
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